                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U-1/A

                          -------------------------

                                AMENDMENT NO. 2

                                       TO

                                  APPLICATION

                                     UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                          -------------------------

                      Houston Industries Incorporated and
                        Houston Lighting & Power Company
                            Houston Industries Plaza
                           1111 Louisiana, 47th Floor
                             Houston, TX 77002-5231

                     (Name of company filing this statement
                  and address of principal executive offices)

                          -------------------------
                                      None
                    (Name of top registered holding company
                     parent of each applicant or declarant)

                          -------------------------


                                Hugh Rice Kelly
                  Executive Vice President and General Counsel
                        Houston Industries Incorporated
                            Houston Industries Plaza
                           1111 Louisiana, 47th Floor
                             Houston, TX 77002-5231

                   (Names and addresses of agent for service)
                          -------------------------

                The Commission is also requested to send copies
            of any communications in connection with this matter to:


James R. Doty                                          Stephen A. Massad
Baker & Botts, L.L.P.                                  Baker & Botts, L.L.P.
The Warner                                             One Shell Plaza
1299 Pennsylvania Avenue, N.W.                         910 Louisiana Street
Washington, D.C. 20004-2400                            Houston, TX 77002-4995

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         Houston Industries Incorporated ("HI") and Houston Lighting & Power
Company ("HL&P") are filing this Amendment No. 2 to file certain additional exhibits with the Securities and Exchange Commission.



ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.

Exhibits
--------
Exhibit A:    Agreement and Plan of Merger (attached as Appendix A to the Form S-4 Registration Statement
              attached as Exhibit B hereto)*
Exhibit B:    Form S-4 Registration Statement of HI (Commission File Number 1-7629) and HL&P (Commission File
              Number 1-3187), filed on September 4, 1996*
Exhibit C:    1995 State-by-State Gross Operating Utility Revenues*
Exhibit D:    Notice pursuant to 17 C.F.R. Section 250.23(f)*
Exhibit E:    Certain Orders of State Regulators:
              E.1.     Order, dated November 6, 1996, of the Arkansas Public Service Commission conditionally approving the Merger*
              E.2.     Final Order, dated October 15, 1996, of the Corporation Commission of the State of Oklahoma
                       approving the Merger*
              E.3.     Final Order Approving Merger Transaction, dated December 11, 1996, of the Public Service
                       Commission of the State of Mississippi*
              E.4.     Letter of Non-Opposition to the Merger, dated December 23, 1996, of the Louisiana Public
                       Service Commission*
              E.5.     Amendment, dated January 23, 1997, to Letter of Non-Opposition to the Merger, dated December
                       23, 1996, of the Louisiana Public Service Commission
              E.6.     Final Order Approving Merger Subject to Conditions, dated February 24, 1997, of the Minnesota
                       Public Utilities Commission
              E.7.     Final Order, dated March 12, 1997, of the Arkansas Public Service Commission approving the
                       Merger
Exhibit F:    Opinion of Counsel **
Exhibit G:    Response to February 13, 1997 data request of the Securities and Exchange Commission
------------

*  Previously filed.
** Not applicable.





                                       2
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                                   SIGNATURE

                 Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



Date: March 18, 1997             Houston Industries Incorporated



                                 By: /s/ HUGH RICE KELLY
                                     -------------------------------------------
                                     Hugh Rice Kelly
                                     Executive Vice President, General Counsel
                                       and Corporate Secretary


                                 Houston Lighting & Power Company


                                 By: /s/ HUGH RICE KELLY
                                     ------------------------------------------
                                     Hugh Rice Kelly
                                     Executive Vice President, General Counsel
                                       and Corporate Secretary





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
                                 EXHIBIT INDEX


Exhibit A:       Agreement and Plan of Merger (attached as Appendix A to the Form S-4 Registration
                 Statement attached as Exhibit B hereto)*
Exhibit B:       Form S-4 Registration Statement of HI (Commission File Number 1-7629) and HL&P (Commission
                 File Number 1-3187), filed on September 4, 1996*
Exhibit C:       1995 State-by-State Gross Operating Utility Revenues*
Exhibit D:       Notice pursuant to 17 C.F.R. Section  250.23(f)*
Exhibit E:       Certain Orders of State Regulators:
                 E.1.     Order, dated November 6, 1996, of the Arkansas Public Service Commission conditionally approving the Merger*
                 E.2.     Final Order, dated October 15, 1996, of the Corporation Commission of the State of Oklahoma
                          approving the Merger*
                 E.3.     Final Order Approving Merger Transaction, dated December 11, 1996, of the Public Service
                          Commission of the State of Mississippi*
                 E.4.     Letter of Non-Opposition to the Merger, dated December 23, 1996, of the Louisiana Public
                          Service Commission*
                 E.5.     Amendment, dated January 23, 1997, to the Letter of Non-Opposition to the Merger, dated
                          December 23, 1996, of the Louisiana Public Service Commission
                 E.6.     Final Order Approving Merger Subject to Conditions, dated February 24, 1997, of the Minnesota
                          Public Utilities Commission
                 E.7.     Final Order, dated March 12, 1997, of the Arkansas Public Service Commission approving the
                          Merger
Exhibit F:       Opinion of Counsel**
Exhibit G:       Response to February 13, 1997 data request of the Securities and Exchange Commission

------------
* Previously filed.
** Not applicable.





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